Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter 2018 Results

•	Net income of $25.6 million ($0.77 per diluted share), adjusted net income of $43.6 million ($1.31 per diluted share).

•	Combined ratio of 80.8%, combined ratio before the impact of the LPT of 82.2%.

•	The Board declared an increased quarterly dividend of $0.22 per share.
Reno, Nevada-February 20, 2019-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported the following for the fourth quarter of 2018: (i) net income of $25.6 million ($0.77 per diluted share); (ii) net income before the impact of the LPT of $23.1 million ($0.69 per diluted share); and (iii) adjusted net income of $43.6 million ($1.31 per diluted share).
The Company also reported that the Board of Directors declared a first quarter 2019 dividend of $0.22 per share, which will be paid on March 20, 2019 to stockholders of record on March 6, 2019.
The Company's adjusted net income for the fourth quarter of 2018 increased $8.4 million year-over-year. This increase primarily reflects: (i) strong underwriting results highlighted by a 62.5% current accident year loss ratio and $25.4 million of favorable prior year loss reserve development; and (ii) a reduction in income taxes as a result of U.S. corporate tax reform enacted in the fourth quarter of 2017.
The Company's net income and net income before the impact of the LPT for the fourth quarter of 2018 decreased by $5.7 million and $5.1 million, respectively, year-over-year. These fourth quarter 2018 net income measures were each favorably impacted by the items previously mentioned, but were also unfavorably impacted by $27.4 million of after tax unrealized investment losses relating to the Company’s equity securities. Prior to January 1, 2018, the Company’s unrealized gains and losses on equity securities were not a component of its net income or net income before the impact of the LPT.
The Company’s book value per share of $31.08 and book value per share including the Deferred Gain of $35.64 increased by 9.7% and 6.9% for the year, respectively, each computed after taking into account dividends declared during 2018. These measures were each adversely impacted during 2018 by $47.1 million of after tax unrealized losses relating to the Company’s fixed maturity investments resulting from an increase in market interest rates.
Chief Executive Officer Douglas D. Dirks commented on the results: “The fourth quarter marked a strong end to an exceptional year for EMPLOYERS. During the year we grew written premiums by 3% despite pricing headwinds, grew new business writings by 29% over 2017, maintained our current accident year loss ratio and delivered a 12.5% adjusted return on stockholders’ equity.
During 2018 we initiated a plan of aggressive development and implementation of new technologies and capabilities that we believe will fundamentally transform and enhance the digital experience of our customers. In January, we further defined these ongoing initiatives to include: (i) continued investments in new technology, data analytics and process improvement capabilities focused on improving the agent experience and enhancing agent efficiency; and (ii) the launch of Cerity, a subsidiary separate from our other insurance businesses, which offers digital, direct-to-customer workers’ compensation insurance solutions.
The development and implementation of these initiatives, including costs associated with the launch of Cerity, served to increase our 2018 underwriting and other operating expense ratio by approximately two percentage points, as compared to that experienced in 2017. Further, our 2019 and 2020 underwriting and other operating expense ratios will continue to be pressured as we further develop and implement these major initiatives. However, in future periods we expect that our underwriting and other operating expense ratio will gradually return to a normalized level as we generate new premium writings and operational efficiency gains.”
Summary of Fourth Quarter 2018 Results
(All comparisons vs. fourth quarter 2017, unless noted otherwise).
Net earned premiums of $183.6 million increased $2.0 million due primarily to new business writings, partially offset by declines in renewal business premium.

The loss and LAE ratio before the impact of the LPT of 48.7% was consistent with that of a year ago, and reflects the continuing impacts of our key business initiatives including: an emphasis on settling open claims; diversifying our risk exposure across geographic markets; and leveraging data-driven strategies to target, underwrite and price profitable classes of business across all of our markets.
The commission expense ratio of 11.5% decreased 2.1 percentage points due mainly to decreases in agency incentives.
The underwriting and other operating expense ratio of 22.0% increased 1.2 percentage points due largely to expenses associated with the development and implementation of new technologies and capabilities.
Net investment income of $21.3 million increased 12% primarily as a result of higher pre-tax book yields.
Income tax expense was $4.9 million (a 16% effective rate) versus $14.7 million (a 28% effective rate). During the fourth quarter of 2017, the Company also incurred a non-recurring income tax expense of $7.0 million in connection with tax reform representing the impact of re-measurement of its deferred tax assets and liabilities using the lower U.S. statutory tax rate

Stockholders’ Equity including the Deferred Gain
Stockholders’ equity including the Deferred Gain was $1,167.8 million, an increase of 5% from December 31, 2017.

Conference Call and Webcast, Reports Filed with The Securities and Exchange Commission (the "SEC") and Supplemental Materials
The information in this press release should be read in conjunction with the Financial Supplement that is attached to this press release and is available on our website.

Reconciliation of Non-GAAP Financial Measures to GAAP
Within this earnings release we present various financial measures, some of which are "non-GAAP financial measures." A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to the Company's most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are meaningful to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
The Company will host a conference call on Thursday, February 21, 2019, at 8:30 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 8677028.
The Company provides its filings with the Securities and Exchange Commission and its investor presentations in the “Investors” section of its website at www.employers.com. The Company’s filings with the Securities and Exchange Commission can also be accessed through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).

Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Mike Paquette, (775) 327-2562, mwoodard@employers.com.

Copyright © 2019 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.
Additional information can be found at: www.employers.com.